   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 1977
                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               ROSS SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------
        CALIFORNIA                                            94-2170198
      --------------                                          ----------
(STATE OR OTHER JURISDICTION                               (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)


                             1100 JOHNSON FERRY ROA
                                    SUITE 750
                               ATLANTA, GA  30342
                                 (404) 851-1872
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                 DENNIS V. VOHS
                             CHIEF EXECUTIVE OFFICER
                               ROSS SYSTEMS, INC.
                             1100 JOHNSON FERRY ROAD
                                    SUITE 750
                               ATLANTA, GA  30342
                                 (404) 851-1872
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                              AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:
                              ROBERT B. JACK, ESQ.
                       WILSON, SONSINI, GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (415) 493-9300
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as the Registrant may decide.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_____
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_____
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
                          CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
  Title of Each Class of                                Proposed Maximum Offering       Proposed Maximum             Amount of
Securities to be Registered   Amount to be Registered     Price Per Share(1)       Aggregate Offering Price(1)   Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, no par value        148,235 shares                $9.375                    $1,389,703                  $421.08
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457. Based on the last reported sale price on January 3, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION
DATED JANUARY 10, 1997






                        148,235 SHARES

                      ROSS SYSTEMS, INC.

                         COMMON STOCK

     The shares offered by this Prospectus may be sold by certain shareholders (see "Selling Shareholders") from time to time through brokers, to dealers acting as principals, directly to purchasers in negotiated transactions, or any combination of these methods of sale. Sales may be made at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. See "Plan of Distribution." The Company will not receive any proceeds from the sale of the shares offered by this Prospectus.

     The Company will pay the expenses of this offering (excluding brokerage commissions), estimated at $12,000.

     On January 9, 1997, the last sale price of the Common Stock on the Nasdaq National Market was $9.0625 per share (symbol ROSS).


     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," COMMENCING ON PAGE 3.










THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.













     The date of this Prospectus is __________, 1997

                          AVAILABLE INFORMATION

     As used in this Prospectus, unless the context otherwise requires, the terms "Ross Systems" and the "Company" mean Ross Systems, Inc. and its subsidiaries. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and proxy information filed with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 75 Park Place, 14th Floor, New York, New York 10007; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company also has filed with the Commission a Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document filed, or incorporated by reference, as an exhibit to the Registration Statement, are qualified in all respects by such reference.


                    INFORMATION INCORPORATED BY REFERENCE

     The following documents, previously filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

     Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (the "Form 10-K Report").

     Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (the "September 30, 1996 Form 10-Q Report").

Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained in any document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to the Corporate Secretary of Ross Systems, Inc. at its principal offices located at 1100 Johnson Ferry Road, Suite 750, Atlanta, Georgia 30342, telephone (404) 851-1872, attention: Corporate Secretary.

                                   RISK FACTORS

     An investment in the shares being offered by this Prospectus involves a high degree of risk. The following factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered in evaluating the Company and its business prospects before purchasing shares offered by this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

     REVENUE DECLINES AND OPERATING LOSSES. The Company's total revenues and software product license revenues declined in fiscal 1994, 1995 and 1996. In each of these fiscal years, the Company incurred an operating loss. Although the Company's total revenues and software product license revenues increased in the first quarter of fiscal 1997 and the Company operated profitably, there can be no assurance that revenue increases or profitability will be sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Revenues" in the Company's Form 10-K Report and September 30, 1996 Form 10-Q Report.

     FLUCTUATIONS IN OPERATING RESULTS. The Company has experienced significant quarterly fluctuations in operating results and anticipates that such fluctuations may occur in the future. See quarterly financial information contained in the Form 10-Q Reports and in Note 14 to the Consolidated Financial Statements in the Form 10-K Report. Quarterly revenues depend on the volume and timing of orders received during the quarter, which are difficult to forecast. The Company generally ships orders as received and, as a result, typically has little or no backlog. Historically, the Company has often realized a substantial portion of its software product license revenues in the last two weeks of a quarter. Due to the Company's relatively low cost of incremental software product license revenues, any shortfall or delay in software product license revenues has an immediate and substantial impact on profitability in the quarter. The Company has experienced lengthening sales cycles, which have further impacted its quarterly results. Operating results may also fluctuate due to factors such as the demand for the Company's products, the size and timing of customer orders, the introduction of new products and product enhancements by the Company or its competitors, changes in the proportion of revenues attributable to software product licenses versus consulting and other services, changes in the level of operating expenses, and competitive conditions in the industry. Many of the factors that could result in quarterly fluctuations are not within the Company's control. Fluctuations in operating results may result in volatility in the price of the Company's Common Stock. During the period including fiscal 1996 and 1997 through the date of this prospectus, the market prices of the Common Stock have ranged from a high of $9.625 to a low of $2.1875.

     LIQUIDITY AND CAPITAL RESOURCES. In fiscal 1995 and 1996, the Company used cash of $10.3 million and $12.7 million, respectively, for operations and for investments in capitalized software, property and equipment. At September 30, 1996, the Company had $2.3 million of cash and cash equivalents and total borrowings of $8.1 million against a $10 million revolving credit facility. Borrowings under the revolving credit facility are collateralized by substantially all of the assets of the Company and availability is based on eligible accounts receivable, as determined in the lender's sole discretion. Primarily as a result of losses and payments of approximately $5.6 million associated with the settlement of two lawsuits, the Company issued equity securities in fiscal 1995, 1996 and 1997, to finance its operations. These issuances have increased the number of Common and Common equivalent shares outstanding by approximately 58% since the end of fiscal 1994. The Company believes that additional equity or debt issuances will be necessary or advisable to finance the growth of the business. There can be no assurance that any such financing could be made on favorable terms.

     INTERNATIONAL SALES. The Company derived approximately 40% and 32% of its total revenues from international sales in fiscal 1995 and 1996, respectively, and expects that such sales will continue to generate a significant percentage of total revenues. To date, the Company has not sought to hedge the risks associated with currency fluctuations, but may engage in such transactions in the future in order to reduce its exposure to currency fluctuations. The Company is also subject to other risks associated with international operations, including tariff regulations, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences, economic and political instability, restrictions on repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and results of operations. See "Business -- Marketing and Sales" in the Form 10-K Report and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" in the Form 10-K Report and the September 30, 1996 Form 10-Q Report.

     RAPID TECHNOLOGICAL CHANGE; PRODUCT TRANSITIONS. The market for the Company's products is characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. As a result, the Company's prospects depend upon its ability to continue to enhance its existing products, develop and introduce in a timely manner new products that take advantage of technological advances, and respond to new customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements to its existing products or new products incorporating new technology on a timely basis, or that its new products will adequately address the changing needs of its markets. If the Company is unable to develop and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements, the Company's business and results of operations will be
materially and adversely affected.   From time to time, the Company or its
competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to defer purchasing existing Company products. Software products as complex as those offered by the Company may contain undetected errors when first introduced or as new versions are released. There can be no assurance that errors will not be found in new products after commencement of commercial shipments, resulting in a loss of or delay in market acceptance. See "Business -- Competition" in the Form 10-K Report.

     COMPETITION. The business applications software market is intensely competitive. Due to the breadth of the Company's product line, it competes with a broad range of applications software companies whose products operate with Digital Equipment Corporation ("DEC"), Hewlett-Packard Company ("HP") and International Business Machines Corporation ("IBM") RS/6000 computers. The Company's primary competitors include the following: business application software providers which offer products on multiple platforms, such as Oracle, Peoplesoft and SAP; business application software providers that have ported their software from the IBM mainframe environment to operate with DEC, HP or IBM RS/6000 computers, such as Dun and Bradstreet Software; and business applications software providers in vertical markets that offer products that compete with the Company's process manufacturing products, such as Marcam Corporation. In the human resource market, the Company competes with various business applications software providers, including Peoplesoft. Additionally, the Company faces competition from third-party business application processing providers operating on minicomputers such as the IBM AS/400. Many of the Company's competitors have substantially greater financial, technical, marketing and sales resources than the Company. See "Business -- Competition" in the Form 10-K Report.

     DEPENDENCE ON AND RELATIONSHIP WITH DEC, HP AND IBM. A significant portion of the Company's total revenues are derived from business application software products and related services for users of DEC, HP and IBM computers. The Company's business therefore depends to a large extent on the success of DEC, HP and IBM computers in the commercial marketplace. The Company's business would be materially and adversely affected if DEC's, HP's or IBM's share of the commercial market declined or if their installed customer base in this market eroded. The Company considers its close relationships with DEC, HP and IBM in marketing, sales and software product development activities to be strategic to the Company's business. The Company would be materially and adversely affected if DEC, HP or IBM decided to terminate or significantly reduce its cooperation with the Company in these activities, or to market products competitive with the Company's products. See "Business -- Marketing and Sales" in the Form 10-K Report.

     KEY EMPLOYEES. The Company's success depends on a number of its key employees, most of whom are not subject to employment contracts. The loss of the services of these key employees could have a material adverse effect on the Company. The Company believes that its future success will also depend in large part on its ability to attract and retain highly-skilled technical, managerial and marketing personnel. Competition for such personnel in the software industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Business -- Employees" in the Form 10-K Report.

     DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISK OF TECHNOLOGY LITIGATION.
The Company's success is dependent upon its proprietary technology and products. The Company regards its software as proprietary and, to date, has relied principally upon copyrights, trademarks, trade secrets and contractual restrictions to protect its proprietary technology. The Company currently has no patents. The Company generally enters into confidentiality agreements with employees and confidentiality and license agreements with its distributors, customers and potential customers, and limits access to and distribution of the source code to its software and other proprietary information. Under some circumstances, the Company grants licenses that give limited access to the source code of the Company's products which increases the likelihood of misappropriation or misuse of the Company's technology. Accordingly, despite precautions taken by the Company, it may be possible for unauthorized third parties to copy certain portions of the Company's technology or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or to provide an adequate remedy in the event of a breach by others. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

     There has been substantial industry litigation regarding intellectual property rights of technology companies. Although the Company is not aware of any infringement by its products of any patents or proprietary rights of others, patent protection for software is still a developing area of law. The Company has, in the past, been subject to litigation related to alleged infringement by the Company of a third party's rights, which resulted not only in the Company incurring significant legal fees and settlement costs but also in a substantial diversion of management attention and a loss of software product license revenues due to prospective customer concerns related to such litigation. In the future, the Company may be subject to additional litigation to defend the Company against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and cause diversion of management's attention, either of which could have a material adverse affect on the Company's business, results of operations and financial condition. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available on reasonable terms, or at all. See "Business -- Proprietary Rights and Licenses" in the Form 10-K Report.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership by the Selling Shareholders of shares of the Company's Common Stock. The shares offered by this Prospectus were acquired by the Selling Shareholders from the Company in consideration of the exchange of all outstanding shares of two Spanish corporations that distribute the Company's products, as well as certain of their own proprietary products, in Spain. None of the Selling Shareholders is an executive officer or director of the Company or beneficially owns as much as 1% of the outstanding shares of Common Stock of the Company. The Selling Shareholders may choose to sell less than all or none of the shares of Common Stock offered hereby.

                              SHARES OWNED        SHARES        SHARES OWNED
         NAME               BEFORE OFFERING(1)    OFFERED     AFTER OFFERING(2)
-----------------------    -------------------  ------------  ------------------
Oscar Pierre Prats. . .        147,784              133,006            14,778
Aaron Almansa Monguilot         16,421               14,779             1,642
Immaculada Miguel Comas            500                  450                50

-----------------------
1    Includes shares held in escrow and subject to potential reduction.
2 Assumes all shares offered by this Prospectus are sold and that the shares in escrow are not sold.


                               PLAN OF DISTRIBUTION

     The sale of all or a portion of the shares of Common Stock offered hereby by the Selling Shareholders may be effected from time to time at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. The Selling Shareholders may effect such transactions by selling directly to purchasers in negotiated transactions, to dealers acting as principals or through one or more brokers, or any combination of these methods of sale. In addition, shares may be transferred in connection with the settlement of call options, short sales or similar transactions that may be effected by the Selling Shareholders. Dealers or brokers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders. The Selling Shareholders and any brokers or dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such brokers or dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Shareholders may agree to indemnify such brokers or dealers against certain liabilities, including liabilities under the Securities Act.

     To the extent required under the Securities Act or the rules of the Commission, a supplemental prospectus will be filed, disclosing (a) the name of any such brokers or dealers, (b) the number of shares involved, (c) the price at which such shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (e) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and
(f) other facts material to the transaction.

     There is no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered hereby.

     The Company has agreed to pay the expenses incurred in connection with the registration of the shares of Common Stock offered hereby. The Selling Shareholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby has been passed upon by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                     EXPERTS

     The consolidated balance sheet as of June 30, 1996 and the related consolidated statement of operations, shareholders' equity, and cash flows for the year then ended, incorporated by reference in this Prospectus and Registration Statement from the Company's 1996 Annual Report on Form 10-K, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The Consolidated Financial Statements and Schedule of the Company at June 30, 1995 and for each of the two years in the period ended June 30, 1995, have been incorporated by reference in this Prospectus and Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference in this Prospectus and Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee. . . . . . . . . .       421
Printing and engraving expenses. . . . . . . . . . . . . . . . . . . .     3,000
Legal fees and expenses. . . . . . . . . . . . . . . . . . . . . . . .     2,000
Accounting fees and expenses . . . . . . . . . . . . . . . . . . . . .     6,000
Miscellaneous expenses . . . . . . . . . . . . . . . . . . . . . . . .       579
                                                                          ------
  Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $12,000
                                                                          ------
                                                                          ------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Fourth Article of the Registrant's Restated Articles of Incorporation provides for the indemnification of directors to the fullest extent permissible under California law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.


ITEM 16.  EXHIBITS

 4.2*          Articles of Incorporation of Registrant, as amended
 4.3**         By-Laws of Registrant, as amended
 5.1           Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C.
23.1           Consent of Coopers & Lybrand L.L.P., Independent Accountants
23.2           Consent of KPMG Peat Marwick LLP, Independent Auditors
23.3           Consent of KPMG, Independent Auditors

23.4           Consent of Wilson, Sonsini, Goodrich & Rosati, P.C. (included in
               Exhibit 5.1)
24.1           Power of Attorney (included at page II-3)

* Incorporated by reference to the exhibit filed with Registrant's December 31, 1995 Form 10-Q Report, as amended by the exhibits filed by the Registrant's Current Report on Form 8-K dated February 13, 1996.
** Incorporated by reference to the exhibit filed with Registrant's Annual Report on Form 10-K filed September 27, 1993.


ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     4. That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     6. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 10th day of January, 1997.

                               ROSS SYSTEMS, INC.


                               /s/ DENNIS V. VOHS
                               -------------------------------------------------
                               Dennis V. Vohs
                               Chairman of the Board and Chief Executive Officer


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dennis V. Vohs and James A. Watts, Jr. and each of them acting individually, as attorneys-in-fact for the undersigned, each with full power of substitution for the undersigned in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby certifying and confirming our signatures as they may be signed by our said attorneys to any and all amendments of the Registration Statement on Form S-3.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date signed by the Company:


         Signature                                         Title                                 Date
-------------------------------     --------------------------------------------   --------------------------------

 /s/ DENNIS V. VOHS                 Chairman of the Board and Chief                             1/6/97
 ------------------------------     Executive Officer
 (Dennis V. Vohs)                   (Principal Executive Officer)


 /s/ JAMES A. WATTS, JR.            Vice President, Finance and                                 1/6/97
 ------------------------------     Administration, Chief Financial
  (James A. Watts, Jr.)             Officer (Principal Financial and
                                    Accounting Officer) and Secretary


 /s/ MARIO M. ROSATI                Director                                                    1/8/97
 ------------------------------
 (Mario M. Rosati)

 /s/ BRUCE J. RYAN                  Director                                                    1/7/97
 ------------------------------
 (Bruce J. Ryan)


 /s/ J. PATRICK TINLEY              President, Chief Operating Officer                          1/6/97
 ------------------------------     and Director
 (J. Patrick Tinley)


 /s/ A. DAVID TORY                  Director                                                    1/8/97
 ------------------------------
 (A. David Tory)

                                       II-3

                                 INDEX TO EXHIBITS

 Exhibit                                                            Sequentially
                                                                       Numbered
                                                                         Page

     4.2  Restated Articles  of Incorporation of Registrant . . . .       (A)

     4.3  By-Laws of Registrant . . . . . . . . . . . . . . . . . .       (B)

     5.1  Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C. . . .

    23.1  Consent of Coopers & Lybrand L.L.P., Independent Accountants

    23.2  Consent of KPMG Peat Marwick LLP, Independent Auditors .

    23.3  Consent of KPMG, Independent Auditors . . . . . . . . . .

    23.4  Consent of Wilson, Sonsini, Goodrich & Rosati, P.C.
          (included in Exhibit 5.1) . . . . . . . . . . . . . . . .

    24.2  Power of Attorney (included at page II-3) . . . . . . . .

(A) Incorporated by reference to the exhibit filed with Registrant's December 31, 1995 Form 10-Q Report, as amended by the exhibits filed by the Registrant's Current Report on Form 8-K dated February 13, 1996.
(B) Incorporated by reference to the exhibit filed with Registrant's Annual Report on Form 10-K filed September 27, 1993.